                                                                    Exhibit 99.5

                  Pro Forma Financial Information (Unaudited)

The following pro forma condensed combined financial information has been prepared giving effect to the purchase of certain assets and the assumption of certain liabilities (the Purchase) of Cardkey Systems, Inc. and Cardkey Systems, Ltd. (collectively, Cardkey) by Amtech Corporation (Amtech). The pro forma condensed combined balance sheet assumes the Purchase had been consummated on March 31, 1995. The pro forma condensed combined statements of operations assume the Purchase had occurred on January 1, 1994.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Purchase had been consummated as presented in the accompanying unaudited pro forma condensed combined financial statements, nor is it necessarily indicative of the future results of operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying Notes to Pro Forma Condensed Financial Statements.

These pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto of Amtech and Cardkey.

                              Amtech Corporation
            Pro Forma Condensed Combined  Balance Sheet (unaudited)
                                March 31, 1995
                            (Dollars in thousands)

                                                     Historical Financial Statements
                                                    ----------------------------------
                                                                 Cardkey      Cardkey      Excluded                      Pro Forma
                                                      The        Systems,     Systems,      Assets/       Pro Forma      Financial
Assets                                              Company        Inc.         Ltd.      Liabilities    Adjustments     Statements
                                                    -------      --------     --------    -----------    -----------     ----------
Cash and equivalents                               $ 31,570     $     141     $ 1,016     $  (1,157)(a)  $ (19,237)(c)   $ 12,333
Short-term marketable securities                     11,216                                                                11,216
Accounts receivable, net                              9,233        14,087       4,027                                      27,347
Accounts receivable from related parties              1,019         1,986                    (1,986)(a)                     1,019
Inventories                                           8,527         3,989       1,702                                      14,218
Deferred income taxes                                 1,306                                                                 1,306
Other                                                   481           664         543                                       1,688
                                                   --------     ---------     -------     ---------      ---------       --------

Total current assets                                 63,352        20,867       7,288        (3,143)       (19,237)        69,127

Property and equipment, net                          10,385         3,589         530                                      14,504
Deferred income taxes                                 1,578                                                                 1,578
Intangibles                                           4,039         3,398                    (3,398)(a)    (18,372)(b)
                                                                                                            23,443 (c)      9,110
Other                                                 2,568                                                                 2,568
                                                   --------     ---------     -------     ---------      ---------       --------

                                                   $ 81,922     $  27,854     $ 7,818     $  (6,541)     $ (14,166)      $ 96,887
                                                   ========     =========     =======     =========      =========       ========

Liabilities and Stockholders' Equity

Accounts payable                                   $  2,684     $   2,550     $ 1,705     $              $               $  6,939
Accounts payable to related parties                                               324          (324)(a)
Accrued expenses                                      2,598         3,118       1,625                                       7,341
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                       1,761                                                   1,761
Current portion, long-term debt                                    20,039       1,459       (21,498)(a)      1,879 (c)      1,879
                                                   --------     ---------     -------     ---------      ---------       --------

Total current liabilities                             5,282        27,468       5,113       (21,822)         1,879         17,920

Deferred license revenues                             1,569                                                                 1,569
Long-term debt                                                      3,564                    (3,564)(a)      2,327 (c)      2,327

Stockholders' equity

Preferred stock
Common stock                                            146        21,040       1,658        18,845 (a)    (41,543)(b)        146
Additional paid-in capital                           75,322                                                                75,322
Unrealized loss on marketable securities               (339)                                                                 (339)
Retained earnings (accumulated deficit)                 (58)      (24,218)      1,047                       23,171 (b)        (58)
                                                   --------     ---------     -------     ---------      ---------       --------

Total stockholders' equity                           75,071        (3,178)      2,705        18,845        (18,372)        75,071
                                                   --------     ---------     -------     ---------      ---------       --------

                                                   $ 81,922     $  27,854     $ 7,818     $  (6,541)     $ (14,166)      $ 96,887
                                                   ========     =========     =======     =========      =========       ========

See accompanying notes to Pro Forma Condensed Financial Statements.

                              Amtech Corporation
       Pro Forma Condensed Combined Statement of Operations (unaudited)
                     For the Year Ended December 31, 1994
                   (In thousands, except per share amounts)

                                                        Historical Financial Statements
                                                   ------------------------------------------
                                                                    Cardkey          Cardkey                           Pro Forma
                                                     The            Systems,         Systems,          Pro Forma       Financial
                                                   Company            Inc.             Ltd.           Adjustments      Statements
                                                   -------          --------         --------         -----------      ----------
Sales                                             $ 61,457         $  53,122         $ 15,734                          $ 130,313

Operating costs and expenses:
          Cost of sales                             31,288            40,110           10,861                             82,259
          Research and development                   6,222             3,230              312                              9,764
          Marketing, general and administrative     13,991            17,223            4,899                             36,113
          Amortization of intangible assets                            2,226                          $ (2,226)(b)
                                                                                                           507 (b)           507
                                                  --------         ---------         --------         --------         ---------

                                                    51,501            62,789           16,072           (1,719)          128,643
                                                  --------         ---------         --------         --------         ---------

Operating income (loss)                              9,956            (9,667)            (338)           1,719             1,670

Interest income                                      2,104                                 48           (1,272)(a)
                                                                                                           (48)(c)           832
Interest expense                                                        (906)             (80)             986 (d)
                                                                                                          (379)(d)          (379)
Other                                                                   (182)                                               (182)
                                                  --------         ---------         --------         --------         ---------

Income (loss) before income taxes                   12,060           (10,755)            (370)           1,006             1,941

(Provision) benefit for income taxes                (4,398)                               116            3,574 (e)          (708)
                                                  --------         ---------         --------         --------         ---------

Net income (loss)                                 $  7,662         $ (10,755)        $   (254)        $  4,580         $   1,233
                                                  ========         =========         ========         ========         =========

Earnings per share                                   $0.52                                                                $ 0.08
                                                  ========                                                             =========

Shares used in computing earnings per share         14,800                                                                14,800
                                                  ========                                                             =========


See accompanying notes to Pro Forma Condensed Financial Statements.

                              Amtech Corporation
       Pro Forma Condensed Combined Statement of Operations (unaudited)
                   For the Three Months Ended March 31, 1995
                   (In thousands, except per share amounts)

                                                       Historical Financial Statements
                                                  ------------------------------------------
                                                                    Cardkey          Cardkey                          Pro Forma
                                                     The            Systems,         Systems,         Pro Forma       Financial
                                                   Company            Inc.             Ltd.          Adjustments     Statements
                                                  --------         --------         --------         -----------     ----------
Sales                                             $ 13,935         $ 12,634         $  4,077                          $ 30,646

Operating costs and expenses:
          Cost of sales                              9,373            8,512            2,464                            20,349
          Research and development                   1,642              748               76                             2,466
          Marketing, general and administrative      3,689            4,532            1,537                             9,758
          Amortization of intangible assets                             189                          $   (189)(b)
                                                                                                          127 (b)          127
                                                  --------         --------         --------         --------         --------

                                                    14,704           13,981            4,077              (62)          32,700
                                                  --------         --------         --------         --------         --------

Operating loss                                        (769)          (1,347)         --                    62           (2,054)

Interest income                                        453                                               (381)(a)           72

Interest expense                                                       (387)             (11)             398 (d)
                                                                                                          (95)(d)          (95)
                                                  --------         --------         --------         --------         --------

Income (loss) before income taxes                     (316)          (1,734)             (11)             (16)          (2,077)

Benefit for income taxes                                36                                                669 (e)          705
                                                  --------         --------         --------         --------         --------

Net income (loss)                                 $   (280)        $ (1,734)        $    (11)        $    653         $ (1,372)
                                                  ========         ========         ========         ========         ========


Loss per share                                      $(0.02)                                                             $(0.09)
                                                  ========                                                            ========

Shares used in computing loss per share             14,704                                                              14,704
                                                  ========                                                            ========


See accompanying notes to Pro Forma Condensed Financial Statements.

                               Amtech Corporation
         Notes to Pro Forma Condensed Financial Statements (Unaudited)

1.   General
     -------

     The purchase of certain of Cardkey's assets and the assumption of certain of Cardkey's liabilities will be accounted for as a purchase. Amtech has agreed to pay the owner of Cardkey the sum of (I) the net book value of Cardkey's assets to be acquired and liabilities to be assumed as determined from Cardkey's March 31, 1995 balance sheet, (ii) $165,000 in cash, and
     (iii) a $6 million promissory note (the Amtech Note), bearing no interest, payable in two $3 million installments on March 31, 1997 and 1988. Amtech, at its option, may, in lieu of its March 31, 1998 payment, make a $2 million payment on March 31, 1996. The purchase price component which is based on Cardkey's net book value is subject to adjustment based on an audit of the July 31, 1995 balance sheets of Cardkey.

     Amtech estimates the following costs as a result of the Purchase (in thousands):


          Investment advisor             $250
          Legal, accounting and other
               professional fees          200
          State tax and filing fees       200
          Miscellaneous                    50
                                         ----
                                         $700
                                         ====

     The purchase price has been allocated to the assets and liabilities of Cardkey for purposes of the pro forma condensed combined balance sheet based on preliminary estimates of fair values. These estimates were determined by Amtech management based primarily on information furnished by management of Cardkey. The final allocation of the purchase price will be based on various information yet to be accumulated. Accordingly, the information presented herein may differ from the actual purchase price allocation. Specifically, following an independent appraisal, Amtech expects to charge third quarter earnings for acquired in-process research and development which will result in a corresponding decrease in intangibles reported on the balance sheet. An estimate of such amount has not been reflected in the accompanying pro forma condensed financial statements.

2.   Pro Forma Condensed Combined Balance Sheet
     ------------------------------------------

     The accompanying pro forma condensed combined balance sheet assumes the Purchase was consummated on March 31, 1995 and reflects the following pro forma adjustments:

          (a) To eliminate certain Cardkey assets and liabilities not purchased/assumed by Amtech.

          (b)  To eliminate Cardkey's historical stockholders' equity balances.

          (c) To record the aggregate cost of the Purchase of $23.4 million as follows (in thousands):


               Cash consideration (based on March 31,
               1995 net book value of Cardkey net assets
               and liabilities purchased/assumed plus
               $165,000)                                       $18,537

               Note payable (at present value using a
               9% interest rate, assuming a March 31, 1996
               payment)                                          4,206

               Transaction costs                                   700
                                                               -------
                                                               $23,443
                                                               =======

3.   Pro Forma Condensed Combined Statements of Operations
     -----------------------------------------------------

     The pro forma condensed combined statements of operations have been prepared as if the Purchase was consummated as of January 1, 1994 and reflect the following pro forma adjustments:

          (a) To record the reduction of Amtech interest income to reflect the reduction of Amtech cash and equivalents and marketable securities caused by (I) the cash consideration paid for the Purchase, and (ii) the assumed funding of Cardkey's operating losses for such periods.

          (b) To eliminate amortization of Cardkey intangible assets not acquired by Amtech and to record the amortization of excess cost of net assets acquired resulting from the Purchase over an assumed life of ten years.

          (c) To record the reduction in Cardkey interest income earned on assets not purchased by Amtech.

          (d) To eliminate Cardkey interest expense related to intercompany debt not assumed by Amtech as part of the Purchase, and to record interest expense on the Amtech Note.

          (e) To eliminate Cardkey's income tax benefit recorded for periods presented and to record an income tax benefit as if Cardkey was included in the Amtech consolidated group for such periods.

4.   Pro Forma Combined Earnings (Loss) Per Share
     --------------------------------------------

     The pro forma combined earnings (loss) per share is computed by dividing combined pro forma net income (loss) by the weighted average number of common shares and common equivalent shares, if dilutive. Common equivalent shares assume the exercise of all dilutive outstanding stock options using the treasury stock method. Fully diluted loss per share is not materially different from primary loss per share as presented.